EXHIBIT 12

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

(dollars in thousands)

	Three Months ended March 31, 2014	Year ended December 31,
		2013	2012	2011	2010	2009
Loss from continuing operations before income taxes	$(401)	$(9,523)	$(27,130)	$(14,915)	$(19,632)	$(6,411)
Add (deduct):
Fixed charges	9,429	48,665	55,850	49,192	32,275	30,094
Capitalized interest	(344)	(2,457)	(2,416)	(1,882)	(811)	(359)
Equity in losses (earnings) of affiliates	227	47	(40)	(20)	124	95
Distributions from investments in affiliates	106	2,064	1,796	243	623	107
Dividends on preferred shares	(3,100)	(12,400)	(11,964)	(8,467)	—	—

Adjusted earnings	$5,917	$26,396	$16,096	$24,151	$12,579	$23,526

Fixed charges:
Interest expense	$5,812	$33,141	$40,998	$38,652	$31,183	$29,454
Rent expense representative of interest factor	173	667	472	191	281	281
Capitalized interest	344	2,457	2,416	1,882	811	359
Dividends on preferred shares	3,100	12,400	11,964	8,467	—	—

Total fixed charges and preferred stock dividends	$9,429	$48,665	$55,850	$49,192	$32,275	$30,094

Deficiency of earnings to fixed charges and preferred stock dividends	$(3,512)	$(22,269)	$(39,754)	$(25,041)	$(19,696)	$(6,568)